Exhibit 10.2

TECH/OPS SEVCON, INC. AND MATTHEW BOYLE

NONCOMPETITION / NONSOLICITATION AGREEMENT

This Agreement is made as of July 1, 2010 by and between Tech/Ops Sevcon, Inc., a Delaware corporation (“TOS”), and Matthew Boyle (the “Executive”).

Whereas, the Executive currently serves as the President and Chief Executive Officer of TOS and also holds executive positions with the Group Companies (as defined below);

Whereas, the Executive and Sevcon Limited (the “Company”), a wholly-owned subsidiary of TOS, have entered into that certain Service Agreement of even date herewith (the “Service Agreement”), providing the Executive with, among other things, increased employment protection and increased compensation upon termination, and this Agreement enhances the value of the Executive’s equity awards granted by TOS;

Now therefore, in consideration of the premises and for other good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged:

1.             As used in this Agreement:

(a)           “Business” means any of (i) the design, manufacture and marketing of electric motor control systems for battery operated vehicles, (ii) the manufacture of specialized film capacitors for electronics applications, and (iii) any other business in which any of the Group Companies is, or has taken steps to become, engaged at the relevant time.

(b)           “Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, provided that the Executive may own not more than 5% of the total issued voting shares of any company that is listed or dealt in on a recognized stock exchange;

(c)           “Confidential Information” and “Business Partner” have the same respective meanings as when used in the Service Agreement;

(d)           “Customer” means any firm, company or person who, during the 36 months before Termination, was a customer of any Group Company;

(e)           “Garden Leave” means any period during which the Company has exercised its rights under clause 21 of the Service Agreement;

(f)           “Group Company” means any of TOS, the Company, and any other direct or indirect subsidiary or related Company of TOS;

(g)           “Stock Plan” means any stock option or other equity compensation plan of TOS in effect at any time, including without limitation the 1996 Equity Incentive Plan; and

(h)           “Termination” means the termination of the Executive’s employment with TOS and each other Group Company, irrespective of how caused, including, without limitation, termination by the Company in breach of any obligation to the Executive.

2.             The Executive agrees that he shall not, directly or indirectly, or on his own behalf or on behalf of, or in conjunction with, any firm, company or person, during his employment by TOS and/or the Company, and:

(a)           for 24 months after Termination, solicit or endeavor to entice away from TOS or any Group Company the business of any Customer with a view to providing goods or services to that Customer in competition with the Business; or

(b)           for 24 months after Termination, in the course of any business concern which is in competition with the Business anywhere in the world, offer to employ or engage or otherwise endeavor to entice away from any Group Company any employee of such Group Company; or

(c)           for 12 months after Termination, be involved in any Capacity with any business concern anywhere in the world which is (or intends to be) in competition with the Business; or

(d)           for 24 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Customer in the course of any business concern anywhere in the world which is in competition with the Business; or

(e)           for 24 months after Termination, interfere, or seek to interfere, with the continuance of supplies or services to the Business from the Fideltronik Group, KeyTronickEMS or any supplier who has been supplying goods or services to the Business at any time during the 12 months immediately preceding Termination if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of these goods or services; or

(f)            at any time after Termination, represent himself as connected with any Group Company in any Capacity; or

(g)           at any time after Termination, make any statement or take any action that criticizes or disparages any Group Company, including without limitation any of its directors, employees, products, services, or business practices.  This nondisparagement obligation shall not affect the Executive’s obligation to testify truthfully in any legal proceeding.

3.             The periods for which the restrictions in Sections 2(a) through (d) apply shall be reduced by any period that the Executive spends on Garden Leave immediately before Termination.

4.             If the Executive receives an offer to be involved in a business concern in any Capacity during the Employment, or before the expiration of the last of the covenants in Section 2, the Director shall give the person making the offer a copy of Section 2 and shall tell TOS the identity of that person as soon as possible after receiving the offer if such offer is of interest to him.

5              (a)           Without prejudice to the Executive’s common law obligations to keep secret all information provided to the Executive or gained in confidence, the Executive undertakes to keep confidential and not to disclose to any third party or to use himself, other than in the proper performance of his duties under this Agreement or with the prior written consent of the Board, any Confidential Information.

(b)           The Executive undertakes to disclose the Confidential Information only to those to whom and to the extent to which such disclosure is necessary for the purposes contemplated under this Agreement.

(c)           The obligations contained in this Agreement shall survive the termination of this Agreement for any reason but shall not apply to any Confidential Information which:

(i)	is publicly known at the time of disclosure to the Executive;
(ii)	after disclosure becomes publicly known otherwise than through a breach of this Agreement by the Executive;

(iii)
can be proved by the Executive to have been received other than by being communicated by any Group Company or Business Partner, including being known by the Executive prior to disclosure, or having been obtained from a third party without any restriction on disclosure on such third party of which the Executive is or should reasonably be aware, having made due enquiry; or

(iv)
is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the Executive, provided that, where practicable, the Company is given reasonable advance notice of the intended disclosure and the Executive reasonably cooperates with any Group Company in seeking confidential treatment thereof.

6.             If the Company terminates the Executive’s employment other than in accordance with any of clauses 5.3, 16.2 or 18 of the Service Agreement, the following shall occur, effective upon the giving of notice by the Company:

(a)           any performance criteria applicable to any stock options, stock appreciation rights, restricted stock units, or restricted stock granted under any Stock Plan and held by the Executive shall be deemed to have been met in full;

(b)           all outstanding stock options and stock appreciation rights granted under any Stock Plan and held by the Executive shall immediately become vested and exercisable in full and shall remain exercisable following the termination of the Executive’s employment until the end of the maximum term of such option or stock appreciation right; and

(c)           all restrictions applicable to any restricted stock and restricted stock units granted under any Stock Plan and held by the Executive shall immediately lapse and such shares and units shall immediately become vested in full.

The agreements evidencing all awards of stock options, stock appreciation rights, restricted stock units, or restricted stock previously granted to and now held by the Executive are hereby amended to give effect to the provisions of this Section 6, and any such award granted in the future shall automatically be deemed to incorporate the provisions of this Section 6 without further action on the part of TOS.

7.             The agreements evidencing all awards of stock options and of restricted stock granted to and now held by the Executive are hereby further amended by deleting the phrase “25% or more” where it appears in the last sentence of Paragraph 8 of each stock option certificate and the last sentence of Paragraph 9 of each restricted stock agreement, respectively, and replacing it with the phrase “a majority,” such amendments to be effective as of the grant date of the respective stock option or restricted stock agreement, and the Executive hereby waives any accelerated exercisability of each stock option held by him and any termination of restrictions under each restricted stock agreement held by him pursuant to such Paragraphs as in effect before these amendments.

8.             The Executive (a) understands that the restrictions imposed by Sections 2, 3, 4 and 5 of this Agreement are necessary or desirable to protect TOS’ legitimate business interests, including but not limited to, its trade secrets, proprietary information, confidential information, know-how, business and goodwill, (b) agrees that, in light of TOS’ globally competitive business and his supervisory role within TOS, this agreement is reasonable in duration, geographical area and scope and acknowledges that the provisions hereof are legally enforceable, (c) agrees that such provisions are a material term of his employment relationship with TOS and the Company such that the Company would not have entered into the Service Agreement or provided the enhanced equity benefits hereunder absent such provisions; and (d)  acknowledges that the noncompetition and nonsolicitation obligations imposed by the Service Agreement under the law of England and Wales will not in any way diminish or otherwise affect the enforceability of the similar provisions of this Agreement.

9.             If any provision of this Agreement shall in any case be held or deemed to be invalid, inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other case or circumstance or of rendering any other provision hereof unenforceable, but this Agreement shall be reformed and construed in such case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision shall be deemed reformed so that it would be enforceable to the maximum extent permitted in such case.

10.           This Agreement and the Service Agreement constitute the entire agreement and understanding between the Executive and any Group Company, and supersede any previous agreement or understanding between the Executive and any Group Company, relating to the subject matter hereof.  This Agreement shall be binding upon the parties, their heirs, executors, administrators, legal representatives, successors and assigns.  This Agreement may be amended at any time only by an instrument signed by each party hereto.  Any waiver by TOS of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of such provision or any other provision hereof.  TOS shall not be required to give notice to enforce strict compliance to all terms of this Agreement.

11.           The Employee acknowledges that any breach, or threatened breach, by him of any provision of this Agreement will cause irreparable damage to TOS and the Group Companies, the damages for which may be unreasonably difficult or impossible to measure or may be inadequate, and that in the event of such breach, TOS shall be entitled to equitable relief, including injunctive relief, without the need for proving damages or posting any bond or other security, in addition to any monetary damages and any other rights and remedies available to TOS under this Agreement and at law.

12.           This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without reference to any conflicts of laws principles that would render such choice of law ineffective.  Except to the extent provided otherwise in the Service Agreement, each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Massachusetts in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court.  Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto.

13.           Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight courier, postage prepaid with proof of delivery from the courier requested, or sent by certified, registered or express mail (or the U.K. equivalents), postage prepaid.  Any such notice shall be deemed given when received, as follows:

(a)           If to TOS, to it c/o the Chairman of the Board at 155 Northboro Road, Southborough, MA 01772, USA; and

(b)           If to the Executive, to him at 9 Park Drive, Hepscott Park, Hepscott, Northumberland NE61 6QA, United Kingdom;

or, in either case, to such other address as the recipient shall have provided to the sender in accordance with this clause.

Executed as an agreement under seal as of the date first mentioned above.

TECH OPS SEVCON, INC.		THE EXECUTIVE

By:	/s/ Paul N. Farquhar	By:	/s/ Matthew Boyle

Title:	Chief Financial Officer		Matthew Boyle